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     The following  Form of Amendment to  Employment  Agreement was entered into with Edwin B. Read and Clayton F. Moran in November, 2000.

                    FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is dated as of the day of November, 2000 (the "Date of this Amendment"), by and among VDC COMMUNICATIONS, INC., a Delaware corporation (successor to VDC Corporation Ltd., a Bermuda company) (the "Company") and (the "Executive").


                                   WITNESSETH:

     WHEREAS, the Company and the Executive entered into an Employment Agreement (the "Original Employment Agreement") dated as of ;

     WHEREAS, the Company and the Executive have amended the Original Employment Agreement (the Original Employment Agreement as amended is the "Employment Agreement"); and

     WHEREAS, the parties wish to further amend the Employment Agreement as set forth herein.

     NOW THEREFORE, for and in consideration of TEN DOLLARS ($10.00), the premises and the mutual covenants and agreements set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

     1. The following  provision is hereby added to Section 1 of the  Employment
Agreement:

     f. The principal place of employment (the "Employment Place") of Executive shall be within a fifty-five (55) mile radius of Greenwich, Connecticut or such other location as is consented to in writing by the Executive. It is, however, distinctly understood and agreed that Executive may be required, in connection with the performance of his duties, to work from time to time (for up to 2 months a calendar year) at other locations designated by the Company's Chairman or Chief Executive Officer. When required to travel to and/or spend time at such other locations, Executive's reasonable traveling and temporary living expenses shall be reimbursed to him by the Company.

     2. The following  provision is hereby added to Section 2 of the  Employment
Agreement:

     d. If a Change in Control Event (as defined in the Company's 1998 Stock Incentive Plan, as amended, as it exists on the Date of this Amendment) occurs after the Date of this Amendment, then at any time thereafter upon fifteen (15) calendar days of a written request to the Company from the Executive, the Company shall prepare, at the Company's expense, execute, and deliver to the Executive for his execution, an amendment to all of the Executive's outstanding Company stock option agreements (the "Option Amendment"). The Option Amendment shall provide that the Company shall promptly take all action necessary, at the Company's expense, to extend the post-employment termination option period of the Executive's then vested Company stock options for two years from the date of the termination of the Executive's employment with the Company. Notwithstanding any other provision of this Agreement, the Executive shall have the right to demand the Option Amendment for up to sixty (60) calendar days from the date of the termination of the Executive's employment with the Company. The Executive shall not have the right to make the demand referenced in this Section 2.e. at any time after the termination of the Executive's employment for "cause" as provided for in Section 5.a.

     3. The following  provision is hereby added to Section 5 of the  Employment
Agreement:

     g. Constructive Termination. If a Change in Control Event (as defined in the Company's 1998 Stock Incentive Plan, as amended, as it exists on the Date of this Amendment) occurs after the Date of this Amendment, and if, after the Date of this Amendment, the Company changes the Executive's Place of Employment (without the Executive's prior written consent) or substantially changes the Executive's duties (without the Executive's prior written consent), then the employment of the Executive, as his option, exercisable by written notice to the Company at any time within ninety (90) calendar days from the change of the Executive's Place of Employment or change in the Executive's duties, shall be deemed to have been constructively terminated (a "Constructive Termination") by the Company hereunder, as of the date of the Executive's notice. Upon a Constructive Termination, the Company shall pay to the Executive: (i) an amount equal to the Executive's Base Salary accrued through the effective date of Constructive Termination at the rate in effect at the time of termination, payable at the time such payment is due; (ii) a lump sum payment at the time of Constructive Termination equal to three month's Base Salary, payable on the effective date of Constructive Termination; and (iii) any expense reimbursement amounts previously approved by the Company in writing, accrued to the date of Constructive Termination.

     4. The following  provision is hereby added to Section 5 of the  Employment
Agreement:

     h. Opportunity to Resign or Declare Constructive Termination. If a Change in Control Event (as defined in the Company's 1998 Stock Incentive Plan, as amended, as it exists on the Date of this Amendment) occurs after the Date of this Amendment, and if, after the Date of this Amendment the Company provides the Executive with written notice of the facts and circumstances constituting the basis for a for "cause" termination, then prior to the cure period provided for in Section 5.a. beginning, the Executive shall have ten (10) calendar days (the "Declaration Period") within which to either give notice of resignation (as provided for in Section 5.e.) or to provide notice of Constructive Termination (as provided for in Section 5.g.). If the Executive gives notice of resignation or notice of Constructive Termination, and the Executive's employment is accordingly terminated, then the notice of termination with "cause" shall be without force or effect. However, if the Executive has not given notice of resignation or notice of Constructive Termination during the Declaration Period, then at the end of the Declaration Period the cure period provided for in
Section 5.a. shall commence.

     5. Section 10 of the Employment Agreement is hereby amended to provide:

     All controversies which may arise between the parties including, but not limited to, those arising out of or related to this Agreement shall be determined by binding arbitration applying the laws of the State of Delaware and the rules of the American Arbitration Association applicable to the Commercial Panel, except that there shall only be one (1) arbitrator. Any arbitration between the parties shall be conducted at the Company's offices in Greenwich, Connecticut, or at such other location in Greenwich, Connecticut designated by the Company. The decision of the arbitrator shall be final and binding upon the parties, and judgment may be obtained thereon by either party in a court of competent jurisdiction. Each party shall bear the cost of preparing and presenting its own case. The cost of the arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties hereto unless the award otherwise provides. Nothing in this section will prevent either party from resorting to judicial proceedings if interim injunctive relief under the laws of the State of Delaware from a court is necessary to prevent serious and irreparable injury to one of the parties, and the parties hereto agree that the state courts in Stamford, Connecticut and the United States District Court in the District of Connecticut in Bridgeport, Connecticut shall have exclusive subject matter and in personam jurisdiction over the parties for purposes of obtaining interim injunctive relief.

6.       MISCELLANEOUS.

     (a) Scope of Amendment. Other than as modified by this Amendment, the Employment Agreement shall remain in full force and effect.

     (b) Governing Law. This Amendment will be governed by the laws of the State of Delaware without regard to conflict of law principles.

     (c) Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original of this Amendment and all of which, when taken together, will be deemed to constitute one and the same Amendment.

     (d) Facsimile Signature. This Amendment, and the counterparts thereof, may be executed by facsimile signature.

     (e) Rule of Construction. No rule of construction regarding interpretation against the drafting party shall apply to the interpretation of this Amendment.

     (f) Amendment Read and Understood. Both parties hereto acknowledge that they have had an opportunity to consult with an attorney, and such other experts or consultants as they deem necessary or prudent, regarding this Amendment and that they, or their designated agents, have read and understand this Amendment.

     (g) Modifications. This Amendment may be modified only by an agreement by the parties in writing.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

Attest:                                      VDC COMMUNICATIONS, INC.

                                             By:
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Witness: